UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 8, 2026

Heron Therapeutics, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-33221	94-2875566
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

25 Fenton Main Street, Suite 300, Cary, NC	27511
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (858) 251-4400

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01 per share	HRTX	The Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

Asset Purchase Agreement

On November 8, 2026, Heron Therapeutics, Inc., a Delaware corporation (the “Company”), and CorMedix Inc., a Delaware corporation (the “Buyer”), entered into an Asset Purchase Agreement (the “Purchase Agreement”), pursuant to which the Company has agreed to sell substantially all of its assets to the Buyer, other than certain excluded assets, including the Company’s federal income tax net operating loss carryforwards (the “NOLs”) and certain other tax attributes, and the Buyer has agreed to acquire those assets and assume certain liabilities of the Company as set forth in the Purchase Agreement (the “Asset Sale” or the “Proposed Transaction”).

As consideration for the Asset Sale, the Buyer has agreed to (i) issue 14,583,333 shares of common stock, par value $0.001 per share, of the Buyer (“Buyer common stock”) (the “Stock Consideration”), (ii) pay to the Company a purchase price equal to $145.0 million in cash, subject to certain adjustments for the Company’s closing cash and net working capital as set forth in the Purchase Agreement (the “Cash Consideration”), of which $2.0 million will be deposited into escrow with Citibank, N.A., as escrow agent, at the Closing (as defined below) to secure post-Closing adjustments to the Cash Consideration, which post-Closing adjustments may not exceed $10.0 million in either direction, (iii) pay to the Company royalties equal to 5.0% of the amount, if any, by which aggregate annual net sales of CINVANTI®, SUSTOL® and the products covered by the Company’s multi-product Development and License Agreement exceed $25.0 million in each of calendar years 2027, 2028 and 2029, if and when payable, on the terms set forth in the Purchase Agreement, (iv) pay to the Company earn-out payments of $25.0 million if net sales of ZYNRELEF® for calendar year 2028 equal or exceed $65.0 million and an additional $30.0 million if such net sales equal or exceed $95.0 million, payable at the Buyer’s election in cash, shares of Buyer common stock or a combination thereof (provided that any portion that would cause the aggregate shares of Buyer common stock issued under the Purchase Agreement to exceed 19.9% of the Buyer common stock outstanding as of the closing of the Asset Sale (the “Closing”) will be paid in cash), if and when payable, on the terms set forth in the Purchase Agreement and (v) assume certain liabilities of the Company as specified in the Purchase Agreement.

The Company does not intend to liquidate following the Closing. The Company intends to use a portion of the net proceeds from the Asset Sale to repay all amounts outstanding under its Working Capital Facility Agreement, dated as of August 9, 2023, by and among the Company, Hercules Capital, Inc., as administrative agent and collateral agent, and the lenders party thereto, as amended. The Company’s board of directors (the “Board”) intends to actively evaluate various strategic transactions and opportunities for the use of the proceeds of the Asset Sale, including acquiring or investing in additional businesses or assets, which may or may not be pharmaceutical or biotechnology businesses or assets. Such opportunities may include, but are not limited to, the acquisition of products, product candidates, milestone payments and royalty streams, programs or technologies as well as pursuing strategic alliances, joint ventures, investments in complementary businesses, out-licensing and in-licensing agreements, divestitures or other transactions. It is currently uncertain what businesses or assets the Company may acquire or invest in following the Closing, and the Board intends to evaluate opportunities to create value for the benefit of stockholders.

Under the terms of the Purchase Agreement, the Company will retain other material assets following the Closing, including the shares of Buyer common stock issued to the Company in the Asset Sale, the right to receive future royalties, earn-out payments, significant NOLs and cash on hand, and certain specified liabilities. All other assets and liabilities will be transferred to the Buyer pursuant to the terms and subject to the conditions of the Purchase Agreement.

The Purchase Agreement contains customary representations, warranties and covenants of the parties, including covenants concerning the conduct of business by the Company prior to the Closing, certain restrictions on the Buyer prior to the Closing, including with respect to amendments to its organizational documents, recapitalizations, stock splits and share repurchases, and customary provisions regarding indemnification obligations of (i) the Company with respect to liabilities retained by the Company and the Company’s post-Closing covenants and agreements in the Purchase Agreement and (ii) the Buyer with respect to liabilities assumed by the Buyer and the Buyer’s post-Closing covenants and agreements. Following the Closing, the Company will also be subject to certain restrictive covenants, including a five-year covenant not to engage in any business worldwide involving the treatment of chemotherapy-induced or post-operative nausea and vomiting with injectable products containing aprepitant or granisetron or the treatment of post-operative pain with non-opioid anesthetics containing bupivacaine or low-dose meloxicam, subject to certain exceptions, and a three-year covenant not to solicit employees who transfer to the Buyer, subject to certain exceptions. The Buyer has also agreed to a reciprocal three-year covenant not to solicit certain employees of the Company, subject to certain exceptions. The representations and warranties of the parties do not survive the Closing, and the Company will have no liability following the Closing for any breach of its representations and warranties, other than in the case of fraud. The Company and the Buyer have agreed to use their reasonable best efforts to consummate the Asset Sale and the other transactions contemplated by the Purchase Agreement. The Buyer’s obligation to consummate the Asset Sale is not subject to any financing conditions.

Additionally, pursuant to the Purchase Agreement, the Company has agreed, subject to certain exceptions with respect to unsolicited proposals, not to directly or indirectly solicit competing proposals or to enter into discussions concerning, or provide confidential information in connection with, any competing proposals. The Company has also agreed to cease all existing discussions with third parties regarding any competing proposals.

However, at any time prior to obtaining the approval of the Company’s stockholders, the Board may, subject to certain conditions, change its recommendation in favor of approving the Purchase Agreement in response to a bona fide competing proposal that was not solicited in material breach of the non-solicit provisions set forth in the Purchase Agreement, if the Board determines in good faith, after consulting with the Company’s financial advisor and outside legal counsel, that the competing proposal is a superior proposal and determines in good faith that the failure to effect such a change in recommendation in response to such superior proposal would be reasonably likely to be inconsistent with the directors’ fiduciary duties under applicable law. The Company may also terminate the Purchase Agreement in order to enter into a definitive agreement providing for a superior proposal, but only if (i) the Company complied in all material respects with its obligations, including the non-solicit provisions, set forth in the Purchase Agreement with respect to the superior proposal, (ii) the Company pays the $4.0 million termination fee described below and (iii) the Board has authorized the Company to enter into a definitive agreement providing for the superior proposal.

The Board also may, subject to certain conditions, change its recommendation in favor of approving the Purchase Agreement (but may not terminate the Purchase Agreement) in response to certain “intervening events” if it determines in good faith that the failure to effect such change in recommendation would be reasonably likely to be inconsistent with the directors’ fiduciary duties under applicable law.

The Board has unanimously approved the Purchase Agreement, the Asset Sale and the other transactions contemplated by the Purchase Agreement and has agreed to recommend that the Company’s stockholders approve the Purchase Agreement, the Asset Sale and the other transactions contemplated by the Purchase Agreement. The Purchase Agreement, the Asset Sale and other transactions contemplated by the Purchase Agreement must also be approved by the holders of a majority of the issued and outstanding shares of the Company’s common stock (“Common Stock”) entitled to vote thereon (the “Company Stockholder Approval”). No vote of the Buyer’s stockholders is required in connection with the Asset Sale or the issuance of the Stock Consideration. In addition to the receipt of the Company Stockholder Approval, each party’s obligation to consummate the Asset Sale is conditioned upon certain other customary closing conditions, including the expiration or termination of any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and any other required antitrust filings, the approval for listing on the Nasdaq Global Market of the shares of Buyer common stock issuable as Stock Consideration, the accuracy of the other party’s representations and warranties as of the Closing, subject, in certain instances, to certain materiality and other thresholds, the performance by the other party of its obligations and covenants under the Purchase Agreement in all material respects, the absence of a material adverse effect with respect to the other party, the delivery of certain documentation by the other party, and the absence of any injunction or other legal prohibitions preventing consummation of the Asset Sale.

If the Closing has not occurred by the date that is six months after the date of the Purchase Agreement (the “Outside Date”), the Company Stockholder Approval is not obtained at a duly convened meeting of the Company’s stockholders as discussed above or there shall be in place any final and non-appealable injunction or other legal prohibition permanently preventing consummation of the Asset Sale, either the Company or the Buyer may terminate the Purchase Agreement. The Purchase Agreement contains certain additional termination rights for both the Buyer and the Company, and further provides that, upon termination of the Purchase Agreement under specified circumstances, the Company will be required to pay the Buyer a termination fee of $4.0 million. Those circumstances include, among others, (i) the termination of the Purchase Agreement by the Buyer following the Board changing its recommendation in favor of the Asset Sale or approving or recommending a competing proposal, (ii) the termination of the Purchase Agreement by the Company to enter into a definitive agreement with respect to a superior proposal, or (iii) the termination of the Purchase Agreement (a) by either party due to the failure of the Closing to occur by the Outside Date, if a competing proposal was publicly announced after the date of the Purchase Agreement and prior to such termination and was not publicly withdrawn prior to such termination, (b) by either party due to the failure to obtain Company Stockholder Approval, if a competing proposal was publicly announced after the date of the Purchase Agreement and prior to the stockholder vote and was not publicly withdrawn prior to the stockholder meeting, or (c) by the Buyer due to a breach by the Company of any of its representations, warranties, covenants or agreements under the Purchase Agreement that would result in the failure of a closing condition and that is not cured within a specified period, in each case if a competing proposal was publicly announced after the date of the Purchase Agreement and prior to such breach and was not publicly withdrawn prior to such termination (or, in the case of the failure to obtain Company Stockholder Approval, prior to the stockholder meeting), and, in each case, within 12 months following such termination, the Company enters into a definitive agreement with respect to, or consummates, a competing transaction with respect to such competing proposal. In addition, if the Purchase Agreement is terminated due to the failure of the Company to obtain stockholder approval of the Asset Sale, or is otherwise terminated at a time when the Buyer could have terminated it on that basis, the Company will be required to reimburse the Buyer for its documented and reasonable out-of-pocket expenses, up to $2.5 million, which amount will be credited against any termination fee subsequently payable (and no such reimbursement will be payable if the termination fee has previously been paid). Notwithstanding any termination of the Purchase Agreement, each party remains liable to the other party for any willful breach of the Purchase Agreement prior to such termination.

Amendment No. 2 to Tax Benefit Preservation Plan

As previously disclosed, the Board adopted a Tax Benefit Preservation Plan, dated August 14, 2025, by and between the Company and Computershare Trust Company, N.A., as rights agent (the “Original Plan”), and ratified by the Company’s stockholders on June 11, 2026, in order to protect against a possible limitation on the Company’s ability to use the Company’s NOLs and certain other tax attributes to reduce potential future U.S. federal income tax obligations. On August 13, 2026, in light of the significance of the NOLs to the Company following the completion of the Asset Sale, the Company entered into Amendment No. 1 to Tax Benefit Preservation Plan, dated August 13, 2026 (the “Amendment No. 1”), which extended the Final Expiration Date (as defined in the Tax Benefit Preservation Plan) to August 14, 2029. On November 8, 2026, prior to the entry into the Purchase Agreement, the Voting Agreements, and the Seller Governance Agreement, the Company entered into Amendment No. 2 to Tax Benefit Preservation Plan, dated November 8, 2026 (the “Plan Amendment” and together with the Amendment No. 1 and the Original Plan, the “Plan”), which (i) includes an exception to the definition of “Acquiring Person” in the Plan providing that no person will become an Acquiring Person as a result of an agreement pursuant to which such person has the right to acquire, vote or dispose of, or otherwise beneficially own, shares of the Company’s common stock, if such agreement is executed by the Company and approved by the Board for purposes of such exception before such person would otherwise become an Acquiring Person, and (ii) amends and restates Sections 7.1(iii) and 13.3 of the Plan to provide that, upon the closing of any merger, acquisition or other transaction of the type described in Section 13.1 of the Plan, the Plan and the Rights (as defined in the Plan) will terminate only if the Board approves such termination, and absent such approval, the Plan will continue in full force and effect following the closing of such transaction.

Voting and Support Agreement

On November 8, 2026, the Company and the Buyer entered into separate Voting and Support Agreements (the “Voting Agreements”) with funds managed by Rubric Capital Management LP (“Rubric”) and Velan Capital Investment Management LP, and each of the Company’s directors and executive officers (collectively, the “Supporting Stockholders”). Collectively, the Supporting Stockholders beneficially own approximately 22% of the outstanding shares of Common Stock. Each Supporting Stockholder entered into the Voting Agreement solely in his, her or its capacity as a stockholder of the Company, and the Voting Agreements do not restrict the actions of any director or officer of the Company in his or her capacity as a director or officer of the Company.

Each Supporting Stockholder’s Voting Agreement generally requires that such Supporting Stockholder vote or cause to be voted all shares of Common Stock owned by such Supporting Stockholder (i) in favor of the adoption of the Purchase Agreement and the approval of the transactions contemplated thereby, any proposal to adjourn or postpone the stockholder meeting if there are not sufficient votes to obtain stockholder approval, and any other matters necessary to obtain Company Stockholder Approval, and (ii) against any competing proposal or competing transaction, any other action or agreement that would reasonably be expected to result in the failure of a closing condition under the Purchase Agreement or a material breach of the Company’s obligations under the Purchase Agreement, and any other matter that would reasonably be expected to materially impede, frustrate, delay or interfere with the consummation of the Asset Sale. No Supporting Stockholder is required to vote in favor of the Purchase Agreement as amended by any amendment entered into without its consent that decreases the amount of, changes the form or terms of or delays the timing of payment or allocation of any portion of the consideration payable under the Purchase Agreement (including the royalty and earn-out payments), imposes material restrictions or additional material conditions on the consummation of the Asset Sale or the payment of such consideration, or is otherwise materially adverse to such Supporting Stockholder or the Company’s other stockholders (an “Adverse Amendment”). In addition, until the termination of the Voting Agreements, each Voting Agreement restricts that Supporting Stockholder from transferring shares of Common Stock owned by that Supporting Stockholder, subject to certain exceptions, and requires that Supporting Stockholder to comply with the non-solicitation restrictions applicable to the Company under the Purchase Agreement.

Generally, each Voting Agreement will terminate upon the earliest to occur of (a) the Closing, (b) the termination of the Purchase Agreement in accordance with its terms, (c) the entry into or adoption of an Adverse Amendment, (d) the mutual written agreement of the parties thereto, and (e) a change in the Board’s recommendation in favor of the Asset Sale, provided that such change in recommendation is made in compliance with the Company’s obligations under the Purchase Agreement.

Seller Governance Agreement

Concurrently with the execution of the Purchase Agreement, the Company and the Buyer entered into a Governance Agreement (the “Seller Governance Agreement”), which will become effective as of, and contingent upon, the Closing. Pursuant to the Seller Governance Agreement, for so long as the Company beneficially owns at least 10% of the outstanding Buyer common stock (subject to certain adjustments), the Company will be entitled to designate one individual who qualifies as independent and is reasonably acceptable to the Buyer’s board of directors for appointment or nomination to the Buyer’s board of directors. For so long as the Company beneficially owns at least 1% of the outstanding Buyer common stock, the Company has agreed to cause its shares to be present for quorum purposes at meetings of the Buyer’s stockholders, and, for so long as the Company beneficially owns at least 5% of the outstanding Buyer common stock, the Company has agreed to vote its shares of Buyer common stock in favor of the Buyer’s director nominees and otherwise in accordance with the recommendation of the Buyer’s board of directors, subject to certain exceptions, and, with respect to certain extraordinary transactions, in the same proportion as the votes cast by the Buyer’s stockholders, other than the Company and the Buyer’s directors and executive officers and their respective affiliates. The Seller Governance Agreement also contains customary standstill provisions that apply until the Company’s ownership falls below 1%, including a prohibition on the Company acquiring beneficial ownership of, or an aggregate economic or voting interest in, more than 19.9% of the outstanding Buyer common stock, and prohibits the Company from transferring the shares of Buyer common stock it receives as Stock Consideration for six months following the Closing, subject to certain exceptions. Following the expiration of such lock-up period, the Company may distribute such shares pro rata to its stockholders, and the Company’s open-market sales of Buyer common stock will be subject to certain volume limitations, which limitations will terminate if the registration statement covering the resale of the Stock Consideration is not timely declared effective or ceases to be available. The Company has also agreed to restrictions on transfers to certain holders of more than 5% of the Buyer common stock, and to customary confidentiality and non-disparagement covenants. The Seller Governance Agreement will terminate upon the earliest to occur of (i) the third anniversary of the Closing, (ii) the consummation of a change of control of the Buyer, (iii) the first date on which the Company’s ownership of Buyer common stock falls below 1% and (iv) the mutual written agreement of the parties, and will automatically terminate if the Purchase Agreement is terminated prior to the Closing.

Concurrently with the execution of the Purchase Agreement, the Buyer also entered into a governance agreement with Rubric with respect to shares of Buyer common stock that Rubric will receive in connection with the transactions contemplated by the Purchase Agreement.

Registration Rights Agreement

At the Closing, the Company, the Buyer and Rubric will enter into a Registration Rights Agreement, substantially in the form attached as an exhibit to the Purchase Agreement, pursuant to which the Buyer will agree to file a registration statement covering the resale of the Stock Consideration within 90 days following the Closing and use commercially reasonable efforts to cause such registration statement to become effective within 60 days after such filing deadline or earlier under certain circumstances as set forth in the Registration Rights Agreement. The Registration Rights Agreement also provides the Company and Rubric with certain rights to participate in underwritten shelf takedown offerings, piggyback registrations and block trades, subject to certain conditions as set forth in the Registration Rights Agreement.

Rubric Convertible Note Exchange Agreement

Concurrently with the execution of the Purchase Agreement, the Company and Rubric entered into an Exchange Agreement (the “Rubric Exchange Agreement”), which will become effective as of, and contingent upon, the Closing. Pursuant to the Rubric Exchange Agreement, the Company and the Holder (as defined in the Rubric Exchange Agreement) have agreed to exchange all outstanding senior unsecured convertible notes due 2031 in an aggregate principal amount of $35.0 million (the “Existing Notes”) that were issued and sold by the Company to the Holder, plus any accrued and unpaid interest, pursuant to that certain note purchase agreement, dated as of August 8, 2025, by and between the Company and Rubric, in full satisfaction and discharge of the Existing Notes (including accrued and unpaid interest).

Beginning with the fiscal quarter ending March 31, 2027, within 30 calendar days of the last day of each fiscal quarter of the Company (each such last day, an “Applicable Date”), Rubric may deliver written notice requesting the exchange of all or a portion of the Existing Notes, subject to minimum quarterly amounts of $10.0 million in principal amount for each of the first three quarters and $5.0 million in principal amount, plus any accrued and unpaid interest, for the final quarter. Any amounts not requested to be exchanged in a quarter will be allocated pro rata to the remaining quarters. Any exchange of up to $10.0 million per quarter will be subject to the Minimum Exchange Price (as defined in the Rubric Exchange Agreement), such that no Existing Notes will be required to be exchanged if the Exchange Price (as defined below) does not exceed the Minimum Exchange Price. Any exchange in excess of $10.0 million will be subject to the mutual written agreement of the Company and Rubric. The Existing Notes will be exchanged solely for unregistered shares of Buyer common stock received by the Company as Stock Consideration (“Exchange Consideration”), valued based on the volume-weighted average price of Buyer common stock over the five consecutive trading days prior to the Applicable Date (the “Exchange Price”). Following each exchange, Rubric will deliver a payoff letter with respect to the exchanged portion of the Existing Notes. The Rubric Exchange Agreement will terminate upon the mutual written consent of the parties, termination of the Purchase Agreement in accordance with its terms, or the full satisfaction and discharge of all outstanding Existing Notes.

The foregoing descriptions of the Purchase Agreement, the Plan Amendment, the Voting Agreements, the Seller Governance Agreement, the form of Registration Rights Agreement and the Rubric Exchange Agreement and the transactions contemplated thereby do not purport to be complete and are subject to, and qualified in their entirety by, the full texts of the Purchase Agreement, the Plan Amendment, the form of Voting Agreement, the Seller Governance Agreement, the form of Registration Rights Agreement, and the Rubric Exchange Agreement, copies of which are attached hereto as Exhibits 2.1, 4.1, 10.1, 10.2, 10.3 and 10.4, respectively, and are incorporated herein by reference. The Purchase Agreement has been included as an exhibit hereto solely to provide investors and stockholders with information regarding its terms. It is not intended to provide any other factual information about the Company or the Buyer. The representations, warranties and covenants contained in the Purchase Agreement were made only for purposes of the Purchase Agreement as of the specific dates therein, were solely for the benefit of the parties to the Purchase Agreement, may be subject to qualifications and limitations agreed upon by the contracting parties, including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties to the Purchase Agreement instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Investors are not third-party beneficiaries under the Purchase Agreement and should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the Company or the Buyer. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Purchase Agreement, which subsequent information may or may not be fully reflected in the parties’ public disclosures.

Item 3.03 Material Modification to Rights of Security Holders.

The information included under the heading “Amendment No. 2 to Tax Benefit Preservation Plan” in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 3.03.

Item 7.01 Regulation FD Disclosure.

On November 9, 2026, the Company and the Buyer issued a joint press release announcing the execution of the Purchase Agreement. A copy of the press release is furnished with this Current Report on Form 8-K as Exhibit 99.1 and is incorporated by reference into this Item 7.01.

The information in this Item 7.01 and Exhibit 99.1 attached hereto is intended to be furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as expressly set forth by specific reference in such filing.

Additional Information and Where to Find It

In connection with the proposed transaction by the Buyer to purchase substantially all of the assets of the Company (the “Proposed Transaction”), the Company intends to file with the SEC a proxy statement on Schedule 14A. Each of the Buyer and the Company may also file other relevant documents with the SEC regarding the Proposed Transaction. This Current Report on Form 8-K is not a substitute for the proxy statement or any other document that the Company may file with the SEC. The Company will mail the definitive proxy statement to its stockholders. INVESTORS AND STOCKHOLDERS ARE URGED TO READ THE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC, as well as any amendments or supplements to those documents, CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. Investors and stockholders may obtain these documents free of charge at the SEC’s website, www.sec.gov, and on the Investors section of the Buyer’s investor relations website at https://cormedix.com/investors/ and the Company’s investor relations website at https://ir.herontx.com/.

Participants in the Solicitation

The Buyer, the Company and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from the Company’s stockholders in connection with the Proposed Transaction. Information about the directors and executive officers of the Company, including a description of their direct or indirect interests, by security holdings or otherwise, is set forth in its proxy statement for its 2026 annual meeting of stockholders, filed with the SEC on April 30, 2026, which is available online at https://www.sec.gov/ix?doc=/Archives/edgar/data/818033/000119312526196306/hrtx-20260430.htm, under the headings “Information Concerning the Board of Directors,” “Information Concerning Executive Officers,” “Corporate Governance – 2025 Director Compensation,” “Security Ownership of Certain Beneficial Owners and Management,” “Certain Relationships and Related Person Transactions” and “Executive Compensation,” and information about the directors and executive officers of the Buyer, including a description of their direct or indirect interests, by security holdings or otherwise, is set forth in its proxy statement for its 2026 annual meeting of stockholders, filed with the SEC on April 29, 2026, which is available online at https://www.sec.gov/ix?doc=/Archives/edgar/data/1410098/000121390026049311/ea0286136-05.htm, under the headings “Proposal No. 1 – Approval of the Director Election Proposal,” “Corporate Governance – Executive Officers,” “Security Ownership of Certain Beneficial Owners and Management,” “Director Compensation,” “Executive Compensation” and “Certain Relationships and Related Transactions,” and, in each case, in subsequently filed Current Reports on Form 8-K, Quarterly Reports on Form 10-Q and Forms 3, 4 and 5. Additional information regarding the interests of such participants will be included in the proxy statement and other relevant materials to be filed with the SEC when they become available.

Other information regarding the participants in the solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be set forth in the Company’s definitive proxy statement and other relevant materials to be filed with the SEC regarding the Proposed Transaction when such materials become available. Investors and stockholders should read the proxy statement carefully when it becomes available before making any voting or investment decisions. Copies of these documents may be obtained, free of charge, from the sources indicated above.

No Offer or Solicitation

This Current Report on Form 8-K is for informational purposes only and does not constitute an offer to sell or the solicitation of an offer to buy any securities, or a solicitation of any vote or approval, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. The shares of the Buyer’s common stock to be issued to the Company in the Proposed Transaction will be issued in a private placement in reliance on an exemption from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), and may not be offered or sold in the United States absent registration or an applicable exemption from registration.

Forward-Looking Statements

This Current Report on Form 8-K contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are often identified by the use of words such as, but not limited to, “anticipate,” “believe,” “can,” “continue,” “could,” “estimate,” “expect,” “guidance,” “intend,” “may,” “plan,” “potential,” “project,” “seek,” “should,” “target,” “will,” “would,” and similar expressions. All statements, other than statements of historical facts, should be considered forward-looking statements, including, but not limited to, statements regarding the Proposed Transaction by the Buyer to purchase substantially all of the assets of the Company; the Company’s ability to provide an additional revenue base of four FDA-approved commercial brands, with opportunities to drive future growth; the expected timing of closing; the anticipated benefits of the Proposed Transaction, including expected synergies, diversification of revenue base and the expectation that the Proposed Transaction will be accretive to earnings; statements regarding product strategy, growth and label expansion opportunities; development and expectations of the Buyer’s and the Company’s product pipeline, results of real-world studies, expectations regarding product utilization, reimbursement rates, and market access, including changes in CMS reimbursement methodology; the potential achievement of earn-out milestones and royalty payments; the commercial potential of ZYNRELEF and the other acquired products; the development of the acquired pipeline program; the terms, funding and availability of the Pharmakon term loan facility; the Buyer’s ability to pursue future business development transactions; estimates of total addressable market size; and the Company’s plans following the closing, including its expectation to remain a publicly traded company.

These statements are based on current expectations and are subject to risks and uncertainties that could cause actual results to differ materially, including: the failure to obtain Company stockholder approval or required regulatory clearances, or to satisfy other closing conditions, on a timely basis or at all; the Buyer’s ability to successfully integrate the acquired assets, achieve anticipated synergies, accretion, and EBITDA or Adjusted EBITDA on a timely basis or at all; the amount of any adjustments to the consideration under the asset purchase agreement; the occurrence of any event that could give rise to termination of the asset purchase agreement, including circumstances requiring the Company to pay a termination fee; the risk that the Buyer’s or the Company’s stock price may decline if the Proposed Transaction is not completed; fluctuations in the price of the Buyer’s common stock; dilution to the Buyer’s stockholders; disruption to the Buyer’s and the Company’s business relationships with customers, suppliers and employees, including as a result of the announcement or pendency of the Proposed Transaction, and diversion of management’s attention; restrictions on the conduct of the Company’s business while the Proposed Transaction is pending; unexpected costs, liabilities or delays relating to the Proposed Transaction and the acquired products; market acceptance and reimbursement of the acquired products, including continued eligibility for separate payment under the NOPAIN Act; changes to reimbursement rates and methodology, customer utilization, and other factors impacting the demand for the Buyer’s and the Company’s products; competition; manufacturing and supply risks; the incurrence of indebtedness and compliance with covenants under the Pharmakon facility; litigation relating to the Proposed Transaction; uncertainty about the Buyer’s or the Company’s business, operations and strategy after the consummation of the Proposed Transaction, including (i) the risk that the Company may not identify, pursue or complete an acquisition of, or investment in, another business, (ii) the risk that the Company may not find opportunities to utilize its NOLs after the consummation of the Proposed Transaction or that its ability to use its NOLs may be limited or lost, (iii) the Company’s plans with respect to shares of the Buyer’s common stock received by the Company as consideration in the Proposed Transaction, including uncertainty and timing of any sales, transfers or other distributions of such shares, (iv) the risk that the value of the Buyer’s common stock received by the Company as consideration in the Proposed Transaction may decline and that the Company may be unable to sell or otherwise monetize such shares when or at the price it expects and (v) the Company’s lack of operating revenues or material operations following the closing, the risk that the Company may not regain or maintain compliance with Nasdaq’s continued listing requirements, and the risk that the Company may be deemed an investment company under the Investment Company Act of 1940; and the other risks described in the periodic reports filed by the Buyer and the Company with the Securities and Exchange Commission (“SEC”), including their most recent Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q, copies of which are available free of charge at the SEC’s website at www.sec.gov or upon request from the Buyer and the Company, as applicable. All forward-looking statements are expressly qualified in their entirety by this cautionary statement, and readers are cautioned not to place undue reliance on them. Forward-looking statements speak only as of the date of this Current Report on Form 8-K, and neither the Buyer nor the Company undertakes any obligation to update them, except as required by law.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
2.1*	Asset Purchase Agreement, dated November 8, 2026, by and between Heron Therapeutics, Inc. and CorMedix Inc.
4.1	Amendment No. 2 to Tax Benefit Preservation Plan, dated November 8, 2026, by and between Computershare Trust Company, N.A., as rights agent, and Heron Therapeutics, Inc.
10.1	Form of Voting and Support Agreement, by and among Heron Therapeutics, Inc., CorMedix Inc. and certain stockholders of Heron Therapeutics, Inc.
10.2	Governance Agreement, dated November 8, 2026, by and between CorMedix Inc. and Heron Therapeutics, Inc.
10.3	Form of Registration Rights Agreement, by and among CorMedix Inc., Rubric Capital Management LP and Heron Therapeutics, Inc.
10.4*	Exchange Agreement, dated November 8, 2026, by and between Rubric Capital Management LP and Heron Therapeutics, Inc.
99.1	Press Release, dated November 9, 2026
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

*

Certain Schedules and exhibits to this agreement have been omitted pursuant to Item 601(b)(2) or Item 601(a)(5) of Regulation S-K, as applicable. The registrant will furnish copies of any such schedules and exhibits to the U.S. Securities and Exchange Commission upon request; however, the registrant may request confidential treatment pursuant to Rule 24b-2 of the Exchange Act for any schedules so furnished.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Heron Therapeutics, Inc.

Date: November 9, 2026	/s/ Ira Duarte
Ira Duarte Executive Vice President, Chief Financial Officer